Exhibit 10.2(m)

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EOG RESOURCES, INC.
RESTRICTED STOCK UNIT WITH PERFORMANCE-BASED CONDITIONS
(“PERFORMANCE UNIT”) AWARD AGREEMENT

GRANTEE: [Participant Name: First Name Middle Name Last Name] [Participant ID: Participant ID]
Congratulations! You have been granted an Award of EOG Resources, Inc. Performance Units as follows:

Date of Grant:	[Grant Date: Month DD, YYYY]
Performance Units granted under this Award (subject to adjustment as set forth below):	[Granted: Shares Granted]
Vesting Date:	The February 28th immediately following the Certification Date (as defined below)

The Compensation and Human Resources Committee of the Board of EOG Resources, Inc. (the “Company”) hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Performance Unit Award (the “Award”) in accordance with the terms set forth below.
General. This Performance Unit Award Agreement (this “Agreement”) is governed by the terms and conditions of the EOG Resources, Inc. 2021 Omnibus Equity Compensation Plan (as may be amended from time to time, the “Plan”), which is hereby made a part of this Agreement.
This Agreement amends and restates, and replaces in its entirety, that certain Performance Unit Award Agreement heretofore entered into between you and the Company in respect of that certain Award with a Date of Grant of September 15, 2023.
All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan. Under the terms of this Agreement and the Plan, a Performance Unit ledger account will be maintained by the Company (or its agent) until you become vested in the Performance Units. You will have no voting rights with respect to the Company common stock represented by such Performance Units (including any additional Performance Units which may be credited to you upon the completion of the Performance Period based on the applicable Performance Multiple) until such time as the Company common stock is issued to you.
Performance Period; TSR Rank; Performance Multiple. Upon the completion of the Performance Period (as defined on Annex A) and the certification (in writing) by the Committee of
(i)the Total Shareholder Return (as defined on Annex A) over the Performance Period of the Company and each Peer Company (as defined on Annex A),
(ii)the Company’s corresponding TSR Rank (see table on Annex A) for the Performance Period, and
(iii)the applicable Performance Multiple (determined in accordance with the “Pre-Adjustment Performance Multiple” table on Annex A and the “Absolute ROCE Modifier” and “Negative TSR Cap” adjustment provisions set forth on Annex A) (the date of such certification by the Committee, the “Certification Date”), such Performance Multiple shall be applied to the number of Performance Units awarded hereunder and, except in the case of an applicable Performance Multiple of 100% or an applicable Performance Multiple of 0% (in which case all Performance Units awarded hereunder shall be deemed forfeited and canceled), your Performance Unit ledger account shall be adjusted to reflect (A) the additional Performance Units credited to you (in the case of a Performance Multiple greater than 100%) or (B) your decreased Performance Units (in the case of a Performance Multiple less than 100% but greater than 0%).
Vesting. Subject to your continuous employment with the Company or an Affiliate, this Award shall vest on the Vesting Date and the shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be distributed on the first business day following the Vesting Date (or as soon as administratively practicable thereafter, but no later than 60 days after such date).

Termination of Employment. Except as provided below, if your employment with the Company or an Affiliate does not continue until the Vesting Date, this Award shall terminate and all Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be forfeited and canceled.
Due to Death. If your employment with the Company or an Affiliate terminates due to death on or prior to the end date of the Performance Period, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse effective as of the date of your death; (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be 100%; and (iii) all shares of Company common stock represented by the Performance Units awarded hereunder shall be distributed to your beneficiary as soon as administratively practicable following your date of death, but no later than 60 days after such date. If your employment with the Company or an Affiliate terminates due to death subsequent to the end date of the Performance Period, but prior to the Vesting Date, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse effective as of the date of your death; (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; and (iii) all shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be distributed to your beneficiary as soon as administratively practicable following the Vesting Date, but no later than 60 days after such date.
Due to Disability. If your employment with the Company or an Affiliate terminates due to Disability prior to the Vesting Date, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse effective as of the date of such termination; (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; and (iii) all shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be distributed to you as soon as administratively practicable following the Vesting Date, but no later than 60 days after such date, subject to the six-month delay applicable to specified employees described under “Section 409A” below.
Due to Retirement After Age 62. If your employment with the Company or an Affiliate terminates prior to the Vesting Date due to Retirement after attaining age 62 with at least five years of service with the Company, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse effective as of the date of such termination; (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; and (iii) all shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be distributed to you as soon as administratively practicable following the Vesting Date, but no later than 60 days after such date, subject to the six-month delay applicable to specified employees described under “Section 409A” below.
Due to Retirement Prior to Age 62. If your employment with the Company or an Affiliate terminates prior to the Vesting Date and your termination is designated in writing by the Company as a Company-approved Retirement prior to age 62 with at least five years of service with the Company, subject to such restrictions as the Company may impose (including, but not limited to, a six-month post-employment non-competition agreement), (i) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; and (ii) for each whole year that has passed since the Date of Grant set forth above up to and including the effective date of such Retirement, you shall be eligible to receive a distribution of 33% of the shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple and rounded down to the next whole share). Such shares of Company common stock shall be distributed to you as soon as administratively practicable following the Vesting Date, but no later than 60 days after such date, subject to the six-month delay applicable to specified employees described under “Section 409A” below, provided that you do not violate the provisions of any restrictive covenants to which you are subject (including those set forth in any post-employment non-competition agreement between you and the Company), in which case, under the terms of this Agreement, all Performance Units (including any additional Performance Units which may have been credited to you upon the completion of the Performance Period based on the applicable Performance Multiple) shall be forfeited and canceled.
Due to Involuntary Termination Other than for Cause or Performance Reasons. If the termination of your employment with the Company or an Affiliate is an Involuntary Termination for any reason other than for Cause or performance reasons prior to the Vesting Date, (i) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; (ii) for each whole year that has passed prior to the effective date of your Involuntary Termination since the Date of Grant set forth above, you shall be eligible to receive a distribution of 33% of the shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple and rounded down to the next whole share); and (iii) such shares of Company common stock shall be distributed to you as soon as administratively practicable following the Vesting Date, but no later than 60 days after such date, subject to the six-month delay applicable to specified employees described under “Section 409A” below.
Due to Performance Reasons, Cause or Voluntary Termination. If the termination of your employment with the Company or an Affiliate is an Involuntary Termination for performance reasons, a Termination for Cause, or a voluntary termination, in any case prior to the Vesting Date, all Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be forfeited and canceled.
Due to a Change in Control of the Company. If the termination of your employment with the Company or an Affiliate is by the Company or such Affiliate (as the case may be) without Cause or by you for Good Reason, in either case during the two-year period following a Change in Control of the Company with an effective date prior to the end date of the Performance Period, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse as of the date of your termination; and (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee (or its successor) (using, for purposes of the Total Shareholder Return calculations for the Company and each of the Peer Companies, the 30 calendar day period immediately preceding the effective date of the Change in Control of the Company (such effective date, the “COC Effective Date”) as the end month of the Performance Period); provided, that the calculation of Average ROCE (as defined on Annex A) (for purposes of determining the applicable “Absolute ROCE Modifier”) shall (A) be based solely on the ROCE (as defined on Annex A) measure for each of the completed fiscal years (if any) of the Performance Period occurring prior to the COC Effective Date and (B) disregard the fiscal year which includes the COC Effective Date; and provided further, that, if the COC Effective Date occurs in the first fiscal year of the Performance Period or prior to the commencement of the Performance Period, the “Absolute ROCE Modifier” shall not apply in determining the applicable Performance Multiple. For the avoidance of doubt (and for illustrative purposes), (1) if the COC Effective Date occurs in the third fiscal year of the Performance Period, Average ROCE shall be calculated based on the ROCE measure for each of the first and second fiscal years of the Performance Period and (2) if the COC Effective Date occurs in the second fiscal year of the Performance Period, Average ROCE shall be equal to the ROCE measure for the first fiscal year of the Performance Period.
If the termination of your employment with the Company or an Affiliate is by the Company or such Affiliate (as the case may be) without Cause or by you for Good Reason, in either case during the two-year period following a Change in Control of the Company with an effective date on or subsequent to the end date of the Performance Period, but prior to the Vesting Date, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse as of the date of your termination; and (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee (or its successor).
All shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be distributed to you as soon as administratively practicable following the date of your termination, but no later than 60 days after such date, subject to the six-month delay applicable to specified employees described under “Section 409A” below; provided, however, that if the event constituting the Change in Control of the Company does not qualify as a change in effective ownership or control of the Company for purposes of Section 409A, then, pursuant to Section 12.2 of the Plan, such distribution shall be delayed until the earliest time that such distribution would be Permissible under Section 409A.
Dividend Equivalents. Pursuant to Section 8.6 of the Plan, (i) dividend equivalents on unvested Performance Units (as adjusted for the applicable Performance Multiple) shall accrue and be credited by the Company for your benefit; and (ii) such dividend equivalents shall not be paid to you until (and to the extent) you become vested in the related Performance Units and shall be forfeited in the event of (and to the extent of) the forfeiture and cancellation of the Performance Units pursuant to this Agreement.
Section 409A. The Plan and this Agreement are intended to meet the requirements of Section 409A, and shall be administered such that any payment, settlement, or deferrals of amounts hereunder shall not be subject to any excise penalty tax that may be imposed thereunder. All payments to be made upon a termination of employment under this Agreement may only be made upon a Separation from Service to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if you are considered a “specified employee” of the Company for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of your

Separation from Service), to the extent required by Section 409A, any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this Agreement during the six-month period immediately following your Separation from Service on account of your Separation from Service shall be accumulated and paid to you on the first business day of the seventh month following your Separation from Service (the “Delayed Payment Date”). If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of your death. The Company, in its sole discretion, shall determine if you are a “specified employee” on the date of your Separation from Service and whether you are subject to any six-month delay in distribution of amounts due to you under this Agreement.
Delivery of Documents. By accepting the terms of this Agreement, you consent to the electronic delivery of documents related to your current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this Award; and the Company’s then-most recent annual report to stockholders, Annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by the Company, in its sole discretion, by one or more of the following methods: (i) the posting of such documents on the Company’s intranet website or external website; (ii) the posting of such documents on the Fidelity Brokerage Services, LLC (FMR LLC) website; (iii) the delivery of such documents via the Fidelity Brokerage Services LLC (FMR LLC) website; (iv) the posting of such documents to another Company intranet website or third party internet website accessible by you; or (v) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on a Company intranet website or external website or third party internet website accessible by you. Notwithstanding the foregoing, you also acknowledge that the Company may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery) deliver a paper copy of any such documents to you. You further acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company (Attention: Human Resources Department) by telephone or in writing.
Except as provided herein, this Agreement does not amend the terms and conditions of your current employment. To read and print the following documents, refer to the “Accounts & Benefits – Stock Plans – Plan & Grant Documents” section of the Fidelity Brokerage Services LLC (FMR LLC) website.
Current Annual Report Current Proxy Statement
EOG Resources, Inc. 2021 Omnibus Equity Compensation Plan
As part of your acceptance of this Agreement, you also agree to adhere to Company policies, including those listed below, some of which have terms or provisions that apply beyond the term of your employment with the Company.
Code of Business Conduct and Ethics, effective February 2022 Conflicts of Interest Policy, effective January 2020
Policy on Confidential Information, effective December 2016 Policy on Inventions, effective August 2008
Information Systems Security Policy, effective April 2020 Harassment Prevention Policy, effective July 2022
Equal Employment Opportunity Policy, effective July 2022
By accepting this Agreement, you acknowledge that you have read and agree to all of the terms and conditions set forth above. If you decide to reject the terms and conditions of this Agreement, you will decline your right to the Award, and it may be cancelled.
In addition, in consideration of the Award, you hereby agree, by accepting this Agreement, to be subject to the Company’s Policy for the Recovery of Erroneously Awarded Compensation (as the same may be amended from time to time, and including any successor policy), to the extent you are, or become subject to, such Policy.
You are advised to print a copy of this Agreement for your records and reference.

Annex A

Definitions of Certain Terms

“Peer Company” shall mean each of (i) APA Corporation (ticker symbol: APA); (ii) ConocoPhillips (ticker symbol: COP); (iii) Coterra Energy Inc. (ticker symbol: CTRA); (iv) Devon Energy Corporation (ticker symbol: DVN); (v) Diamondback Energy, Inc. (ticker symbol: FANG); (vi) Marathon Oil Corporation (ticker symbol: MRO); (vii) Occidental Petroleum Corporation (ticker symbol: OXY); (viii) Ovintiv Inc. (ticker symbol: OVV); and (ix) S&P 500 (collectively, and including any Replaced Peer Company, the “Peer Companies”); provided, however, that in the event of a public announcement or other public disclosure during the Performance Period regarding the execution of a definitive agreement with respect to a merger, acquisition, consolidation or similar transaction upon the consummation of which a Peer Company will cease to be a publicly traded company (a “Corporate Transaction”), then such Peer Company (a “Replaced Peer Company”) shall, for purposes of the Committee’s certification referenced above and as set forth in the “Total Shareholder Return – Replaced Peer Company” definition below and without regard to whether the Corporate Transaction is ultimately consummated, be replaced by S5OILP for the remainder of the Performance Period beginning on the date that the Replaced Peer Company or its counterparty first issues such a public announcement or other public disclosure regarding the Corporate Transaction (such date, the “Announcement Date”); and provided further, should any Peer Company, due to its financial performance or financial condition (e.g., bankruptcy), cease to have its voting stock be publicly traded (either temporarily or permanently), such Peer Company shall nevertheless continue to be a Peer Company for purposes of the Committee’s certification referenced above.
“Performance Period” shall mean the three-year period from and including January 1 of the year immediately following the year of the Date of Grant through December 31 of the third year immediately following the year of the Date of Grant (except as provided above under “Termination of Employment – Due to a Change in Control”).
“Replaced Peer Company’s Total Shareholder Return” shall mean the Replaced Peer Company’s average daily closing stock price for December of the year of the Date of Grant as compared to the Replaced Peer Company’s closing stock price on the trading day immediately preceding the Announcement Date, assuming the reinvestment of dividends and as adjusted for stock splits, recapitalizations, reorganizations or other similar adjustments or changes in the Replaced Peer Company’s capital structure, and expressed as a positive or negative percentage (as the case may be).
“S5OILP Total Shareholder Return” shall mean the S5OILP’s closing index value on the trading day immediately preceding the Announcement Date as compared to the S5OILP’s average daily closing index value for December of the third year immediately following the year of the Date of Grant, except as provided above under “Termination of Employment – Due to a Change in Control”), as adjusted for the reinvestment of dividends, and expressed as a positive or negative percentage (as the case may be); provided, however, that in the event the Announcement Date is a date in December of the third year immediately following the year of the Date of Grant, then the S5OILP’s closing index value on the trading day immediately preceding the Announcement Date shall be compared to the S5OILP’s average daily closing index value for the subsequent remaining trading days of December of the third year immediately following the year of the Date of Grant.
“S&P 500” shall mean the Standard & Poor’s 500 index (or any successor index thereto).
“Total Shareholder Return” for a company (i.e., for the Company or a Peer Company) shall mean such company’s average daily closing stock price (or average daily closing index value, in the case of S&P 500 or S5OILP) for December of the year of the Date of Grant as compared to the average daily closing stock price (or average daily closing index value, in the case of S&P 500 or S5OILP) for December of the third year immediately following the year of the Date of Grant, except as provided above under “Termination of Employment – Due to a Change in Control”), assuming the reinvestment of dividends and as adjusted for stock splits, recapitalizations, reorganizations or other similar adjustments or changes in the company’s capital structure, and expressed as a percentage (positive or negative (as the case may be)). Notwithstanding the foregoing, the Total Shareholder Return for a Replaced Peer Company shall be determined as set forth in the “Total Shareholder Return – Replaced Peer Company” definition below.
“Total Shareholder Return – Replaced Peer Company” for a Replaced Peer Company shall mean the percentage (positive or negative (as the case may be)) equal to the product of (A) multiplied by (B), minus 100%, where:
“(A)” is equal to 100% plus the Replaced Peer Company’s Total Shareholder Return, and
“(B)” is equal to 100% plus the S&P 500 Oil & Gas E&P Sub Industry Index (or any successor index thereto) (“S5OILP”) Total Shareholder Return.

Pre-Adjustment Performance Multiple

“TSR Rank” of the Company among the 10 Total Companies (i.e., the Company and Nine (9) Peer Companies)	Performance Multiple (Subject to adjustment in accordance with the “Absolute ROCE Modifier” and “Negative TSR Cap” provisions below)
1	200%
2	175%
3	150%
4	125%
5	100%
6	75%
7	50%
8	25%
9	0%
10	0%

Adjustments to Performance Multiple
Absolute ROCE Modifier. The Performance Multiple (as specified in the table above) shall be adjusted by applying the modifier set forth opposite the Average ROCE (as defined below) of the Company in the table below; provided, however, that in no event shall the Performance Multiple, after giving effect to such adjustment, exceed 200% or be less than 0%; and, provided further, that under the circumstances described in the first paragraph of “Termination of Employment - Due to a Change in Control” above, the Absolute ROCE Modifier shall not apply in determining the applicable Performance Multiple.

Average ROCE (as defined below)	Performance Multiple Modifier
≤ 0%	-70%
1%	-65%
2%	-60%
3%	-55%
4%	-50%
5%	-45%
6%	-40%
7%	-35%
8%	-30%
9%	-25%
10%	-20%
11%	0%
12%	0%
13%	0%
14%	0%
15%	+20%
16%	+25%
17%	+30%
18%	+35%
19%	+40%
20%	+45%
21%	+50%
22%	+55%
23%	+60%
24%	+65%
≥ 25%	+70%
“Average ROCE” shall mean the simple average of the return on capital employed (“ROCE”) measure of the Company for each of the three fiscal years comprising the Performance Period (calculated and rounded as provided below), with such resulting average rounded to the nearest whole number percentage point, with five tenths or more of a percentage point (i.e., ≥ 0.5) rounded upwards and less than five tenths of a percentage point (i.e., < 0.5) rounded downwards (e.g., 12.5% rounded to 13% and 12.4% rounded to 12%), except to the extent otherwise provided in the first paragraph of “Termination of Employment - Due to a Change in Control” above.

For purposes of the “Average ROCE” calculation described above, ROCE for a fiscal year shall be calculated, as a percentage, as the sum of the Company’s non-GAAP after-tax net interest expense for such fiscal year and non-GAAP adjusted net income (loss) for such fiscal year, divided by the average of the Company’s non-GAAP total capitalization (calculated as the sum of total stockholders’ equity and current and long-term debt, less cash, in each case as of December 31st of the applicable fiscal year) for such fiscal year and the immediately preceding fiscal year, with such resulting percentage rounded to the nearest tenth of a percentage point, with five hundredths or more of a percentage point (i.e., ≥ 0.05) rounded upwards and less than five hundredths of a percentage point (i.e., < 0.05) rounded downwards (e.g., 12.05% rounded to 12.1% and 12.04% rounded to 12.0%).

Negative TSR Cap. Notwithstanding any of the above provisions to the contrary (including the “Absolute ROCE Modifier” provision), in the event the Total Shareholder Return of the Company shall be negative (i.e., less than 0%), the Performance Multiple shall not exceed, and shall be capped at, 100%.